EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made and entered into as of the 1st day of May, 1997, by ISOLYSER COMPANY, INC., a Georgia corporation ("Isolyser"), and ROBERT L. TAYLOR, a Georgia resident ("Taylor").

     In consideration of the mutual covenants contained in this Agreement, Isolyser and Taylor agree as follows:

     1. EMPLOYMENT. Taylor hereby resigns as the President and Chief Executive Officer of Isolyser, and as the Chairman and a member of the Board of Directors of Isolyser. Taylor has concurrently submitted his resignation as a director and executive officer of various subsidiaries of Isolyser in the form attached hereto as EXHIBIT "A". Taylor shall continue to serve as an employee of Isolyser through August 30, 1999 in the capacity of "Special Assistant to the Chairman". In such capacity, he shall assist Isolyser faithfully and diligently to achieve its objectives from time to time as may be reasonably requested by the Chairman or Board of Directors of Isolyser, and shall take no action which would be contrary to such objectives. Taylor, however, shall not be required to perform duties at variance to duties normally assigned to senior executive level personnel of Isolyser. As such Special Assistant, Taylor shall have no policy making authority on behalf of Isolyser and shall have no authority to bind Isolyser to any obligations. Taylor shall not be required to devote his full working time and attention to the business of Isolyser, and may be engaged in other activities to which he shall be entitled to devote a substantial portion of his time, subject to paragraph 3 of this Agreement.

     2. COMPENSATION AND BENEFITS. As full compensation for all services rendered by Taylor pursuant to this Agreement and as full consideration for all terms of this Agreement, Taylor shall be entitled to the following:

                  (a) A base salary of $150,000 per year through and including August 30, 1999 payable so long as Taylor is not in breach of this Agreement following five days notice of any such breach by Isolyser to Taylor. Such salary shall be paid in installments consistent with the normal practices of Isolyser, but not less frequently than monthly.

                  (b) Taylor hereby elects not to participate in and agrees that he shall not be entitled to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans and other benefit plans (except that Taylor shall remain eligible to participate in the Company's 401(k) plan subject to the terms of the applicable plan documents and legal requirements) from time to time in effect for senior executives or other employees of Isolyser. In lieu of participation in any and all such plans, Isolyser agrees to continue to pay the premiums for (x) the $500,000 of term life insurance currently maintained by Isolyser on the life of Taylor, and (y) the amount of $440 per month to be applied exclusively to group or individual medical and dental plan coverage as designated per Taylor's written instructions (and absent any such instructions, for payment of premiums for COBRA continuation coverage under Isolyser's group health so long as Taylor and/or his dependents are eligible for such coverage, and thereafter directly to Taylor) for Taylor and his dependents through August 30, 1999 so long as Taylor is not in breach of this Agreement following five days notice of any such breach by Isolyser to Taylor.

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                  (c) An amount  equal to the value of all accrued  vacation due to Taylor through the date of this Agreement, as calculated by Isolyser's payroll department. From and after the date of this Agreement, Taylor agrees that he shall no longer accrue paid absences or be entitled to compensation for same.

                  (d) Isolyser shall reimburse Taylor for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities as specifically requested by Isolyser, subject to such requirements with respect to substantiation and documentation as may be specified by Isolyser.

         3. PROTECTIVE COVENANTS; REMEDIES.

                  (a) PROPERTY RIGHTS. Taylor acknowledges and agrees that all records of the accounts of customers, lists, prospect lists, prospect reports, vendor lists, samples, desk calendars, briefcases, day timers and notebooks provided by Isolyser or any subsidiary or affiliate of Isolyser (collectively, the "Isolyser Group"), policy and procedure manuals, price lists, catalogs, premises keys, written methods of pricing, lists of needs and requirements of customers, written methods of operation of Isolyser Group and any other records and books relating in any manner whatsoever to the customers of Isolyser Group or its business, whether prepared by Taylor or otherwise coming into Taylor's possession, are the exclusive property of Isolyser Group regardless of who actually purchased or prepared the original book, record, list or other property. All such books, records, lists or other property shall be immediately returned by Taylor to Isolyser upon any termination of employment.

                  (b) NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Taylor acknowledges that through formal and informal training by Isolyser Group, Taylor will become familiar with, among other things, the following:

                           Any scientific or technical information, design, process, procedure, formula or improvement that is secret and of value, and information including, but not limited to, technical or nontechnical data, formula, patterns, compilations, programs, devices, methods, techniques, drawings, processes and financial data, which Isolyser takes reasonable efforts to protect from disclosure, and from which Isolyser derives actual or potential economic value due to its confidential nature (the foregoing being hereinafter collectively referred to as the "Confidential Information").

                  Taylor acknowledges that use of such Confidential Information will give Taylor an unfair competitive advantage over Isolyser Group in the event that Taylor should go into competition with Isolyser Group and agrees that during the term of this Agreement and for a period of two (2) years subsequent to the termination of employment for any reason, Taylor will not disclose to any person, or utilize for Taylor's benefit, any of the Confidential Information. Taylor acknowledges that such Confidential Information is of special and peculiar value to Isolyser; is the property of Isolyser Group, the product of years of experience and trial and error; is not generally known to Isolyser Group's

430267.1
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         competitors; and is regularly used in the operation of Isolyser Group's business. Taylor acknowledges and recognizes that applicable law prohibits disclosure of confidential information and trade secrets indefinitely (i.e., without regard to the two year period described in this paragraph), and Isolyser has the right to require Taylor to comply with such law in addition to Isolyser's rights under this paragraph.

                  (c) NON-INTERFERENCE WITH EMPLOYEES. Taylor agrees not to solicit, entice or otherwise induce any employee of Isolyser Group to leave the employ of Isolyser Group for any reason whatsoever, and not to otherwise interfere with any contractual or business relationship between Isolyser Group and any of its employees for two (2) years from the termination of Taylor's employment.

                  (d) INVENTIONS. Taylor agrees to fully inform and disclose to Isolyser all inventions, designs, improvements and discoveries which Taylor now has or may hereafter while employed by Isolyser obtain which either constitute an improvement to or modification of any of the products which from time to time are under development by Isolyser or being manufactured or marketed by Isolyser (collectively, the "Products") or constitute an invention, design, improvement or discovery having unique application to the Products, whether conceived by Taylor alone or with others. All such inventions, designs, improvements and discoveries shall be the exclusive property of Isolyser. Taylor shall assist Isolyser to obtain such legal protection of all such inventions, designs, improvements and discoveries as may be deemed desirable by Isolyser from time to time.

                  (e) NON-SOLICITATION OF CUSTOMERS. Until the second anniversary of the Effective Date of this Agreement, Taylor agrees that Taylor will not, within the world (the "Territory"), which the parties agree has been the territory from which Taylor has primarily rendered services, for Taylor's own benefit or on behalf of any other person, partnership, company or corporation, contact any customer or customers of Isolyser Group who Taylor called upon while employed by Isolyser, for the purpose of developing, manufacturing or selling disposable, specialty or safety products for use in the medical, industrial or commercial markets (collectively, the "Business").

                  (f) NON-COMPETITION. Until the second anniversary of the date of this Agreement, Taylor agrees that Taylor will not within the Territory, either directly or indirectly on his own behalf or in the service of others, in any capacity that involves duties similar to the duties of Taylor hereunder, engage in the Business.

                  (g) ACKNOWLEDGMENT REGARDING PROTECTIVE COVENANTS. Taylor acknowledges and understands that the covenants provided for in this
         Section are limited to the covenants set forth herein and do not preclude Taylor upon the termination of this Agreement from obtaining gainful employment or utilizing Taylor's general business skills, and that numerous opportunities exist for Taylor to utilize such skills. Although Taylor agrees that the time and area restraints set forth herein are reasonable, nevertheless, if for any reason now unforeseen, a court of competent jurisdiction finds that the time and/or area restraints agreed to herein by the parties are unreasonable then the time and/or area restraints agreed to herein shall be reduced to an area and/or duration deemed reasonable by such court. Taylor acknowledges that the Employee has read and understands the terms of this Agreement, that the same was specifically negotiated, and that the protective covenants agreed upon herein are necessary for the

430267.1
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         protection  of Isolyser  Group's  business as a result of the  business secrets that will be disclosed during the employment. Further, Taylor acknowledges that Isolyser would not enter into this Agreement without the specifically negotiated protective covenants herein stated.

                  (h) REMEDIES. In addition to any other rights and remedies which are available to Isolyser, with respect to any breach or violation of the protective covenants set forth herein, it is recognized and agreed that Isolyser shall be entitled to obtain injunctive relief which would prohibit Taylor from continuing any breach or violation of such protective covenants.

         4. RELEASES.

                  (a) In consideration of the covenants of Isolyser contained in this Agreement, Taylor hereby irrevocably and unconditionally releases, waives, remises, forever discharges and agrees not to sue Isolyser and/or any and all parent companies, divisions, subsidiaries, affiliates and other related entities of Isolyser, as well as each of Isolyser's past, present and future owners, directors, officers, employees, and the predecessors, successors and assigns of each of them in their personal or corporate capacities, and all of their attorneys (collectively, the "Released Parties"), from and with respect to any and all liabilities, actions, claims, obligations, damages, causes of action, contracts, accounts, agreements and demands of any nature whatsoever that Taylor has, may have or may claim to have against any of the Released Parties, whether known or unknown, liquidated or unliquidated, in law or in equity, whether arising under any local, state or federal constitutions, laws, rules or regulations, or under the common law or statutory law of the United States prohibiting employment discrimination based on race, color, sex, religion, handicap disability, national origin or any other protected category or characteristic, including the Civil Rights Act of 1964, the Civil Rights Act of 1986 or 1871, the National Labor Relations Act or any other federal, state or local human rights, civil rights or employment discrimination statute, including any claim arising under the AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, as amended ("ADEA"), any rules or regulations arising under such laws, and any and all claims relating to Taylor's employment or termination thereof, including, but not limited to, any claims under the doctrines of defamation, libel, slander, invasion of privacy, interference with contractual relations, or implied contracts arising from employee handbooks, policies, manuals or statements of procedure and wrongful discharge, it being the intention of Isolyser and Taylor to make this release as broad and as general as the law permits to include in addition to the foregoing all possible claims which arose or might arise out of contract or tort under state or federal law.

                  (b) In consideration of the covenants of Taylor contained in this Agreement, Isolyser hereby irrevocably and unconditionally releases, waives, remises, forever discharges and agrees not to sue, or otherwise claim payment to be due to or from Taylor, his heirs or personal representatives, arising out of Taylor's capacity as an employee, stockholder, officer or former officer, from and with respect to any and all liabilities, actions, claims, obligations, damages, causes of action, contracts, accounts, agreements and demands of any nature whatsoever that Isolyser or any of Isolyser's stockholders, officers or employees has, may have or may claim to have against Taylor, whether known or unknown, liquidated or unliquidated, in law or in equity, whether

430267.1
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         arising under any local, state or federal constitutions, laws, rules or regulations, or under common law or statutory law of the United States, and any and all claims relating to Taylor's employment, including, but not limited to, any claims under the doctrines of defamation, libel,
         slander,   invasion  of  privacy,   or  interference  with  contractual
         relations, it being the intention of Isolyser and Taylor to make this release as broad and as general as the law permits to include in addition to the foregoing all possible claims which arose or might arise out of contract or tort under state or federal law.

                  (c) Nothing contained in Subsection (a) or (b) of this Section 4 shall restrict or otherwise impair in any manner the rights or obligations of any parties arising under and by virtue of (i) this Agreement, (ii) that certain Indemnity Agreement effective as of October 20, 1994 between Isolyser and Taylor, (iii) stock options to purchase Isolyser shares held by Taylor, or (iv) any amendment or modification of any of the foregoing.

         5. DISCLOSURE.

         (A) TAYLOR SHOULD CAREFULLY READ AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT. THIS IS A LEGAL DOCUMENT, AND TAYLOR IS ADVISED THAT HE SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

         (B) PURSUANT TO THE TERMS OF THE ADEA, TAYLOR IS ADVISED TO CONSIDER THIS AGREEMENT FOR A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS AFTER THE DATE OF RECEIPT BEFORE TAYLOR EXECUTES THIS AGREEMENT. AFTER TAYLOR SIGNS THIS AGREEMENT AND RETURNS IT TO ISOLYSER, TAYLOR HAS SEVEN (7) CALENDAR DAYS IN WHICH TO NOTIFY ISOLYSER THAT TAYLOR HAS DECIDED TO WITHDRAW HIS ACCEPTANCE OF THIS AGREEMENT. THIS AGREEMENT (OTHER THAN SECTION 1 WHICH IS EFFECTIVE) WILL NOT BECOME EFFECTIVE OR ENFORCEABLE AND NO PAYMENTS WILL BE MADE HEREUNDER UNTIL THE END OF THE SEVEN DAY REVOCATION PERIOD, AT WHICH TIME THE AGREEMENT SHALL BECOME EFFECTIVE AND ENFORCEABLE.

         6. LITIGATION AND REGULATORY COOPERATION. Taylor shall cooperate fully with the Isolyser Group in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Isolyser Group which relate to events or occurrences that transpired while Taylor was employed by Isolyser. Taylor's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Isolyser Group at mutually convenient times. Taylor shall also cooperate fully with the Isolyser Group in connection with any examination or review of any federal or state regulatory authority as any such examination or review relates to events or occurrences that transpired while Taylor was employed by Isolyser. The obligations under this paragraph shall continue, to the extent required, following the scheduled expiration of this Agreement on August 30, 1999. To the extent Taylor is required to provide services under this paragraph subsequent to August 30, 1999, Isolyser shall nevertheless continue to reimburse Taylor for its reasonable expenses in connection with the performance of his duties under this paragraph and pay a consulting fee in the amount of $50 per hour.



430267.1
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


         7. MISCELLANEOUS.

                  (a) This Agreement and all of the terms, provisions and conditions hereof shall be binding upon and/or inure to the benefit of and be enforceable by the heirs and personal representatives of Taylor and Isolyser; provided, that the salary shall no longer be payable after Taylor's death.

                  (b) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and same agreement. This Agreement contains the full and complete agreement between the parties relative to the subject matter hereof.

                  (c) All payments made and benefits provided to Taylor under this Agreement shall be net of any tax required to be withheld by Isolyser under applicable law.

                  (d) This Agreement shall be governed in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, the parties shall cause this Agreement to be executed and delivered as of the date first above written.

                                                ISOLYSER COMPANY, INC.



                                                By:_____________________________
                                                Its:____________________________


                                                ________________________________
                                                Robert L. Taylor

430267.1
                                        6

                                   EXHIBIT "A"



                               ____________, 1997



The Board of Directors
Isolyser Company, Inc.
MedSurg Industries, Inc.
Creative Research and Manufacturing, Inc.
White Knight Healthcare, Inc.
Microtek Medical, Inc.
And all other companies affiliated with
Isolyser Company, Inc.

Gentlemen:

         Effective immediately, I hereby resign as an executive officer and a member of the Board of Directors.

                                                Sincerely,




                                                Robert L. Taylor

430267.1
                                        7